Exhibit 10.23

RAYTHEON 2019 STOCK PLAN

Performance Stock Unit Award Agreement with respect to the [Year] - [Year] Long-Term Performance Plan

This Performance Stock Unit Award Agreement (the “Agreement”), dated as of [Date] (the “Award Date”) is between Raytheon Company (the “Company”), and [Name], an employee of the Company or one of its Affiliates (“you”).

1. Award of Units
The Company hereby grants to you an award of stock units with respect to its common stock, par value $0.01 per share (the “Stock”), pursuant to the Raytheon 2019 Stock Plan (as amended from time to time, the “Plan”), subject to the terms and conditions set forth in this Agreement.

Total Target Number of Shares of Stock	[# of Shares]
Performance Cycle	Calendar years [Year] through [Year]

2. Conditions to Award
Pursuant to this Award, you will be entitled to a payment based on your Total Target Number of Shares of Stock set forth above and the Company’s performance during the Performance Cycle with respect to (i) the Company’s average “Return on Invested Capital” (“ROIC”) (weighted at fifty percent (50%) of the Total Target Number of Shares of Stock); (ii) the Company’s “Cumulative Free Cash Flow from Continuing Operations” (“CFCF”) (weighted at twenty-five percent (25%) of the Total Target Number of Shares of Stock); and (iii) the Total Shareholder Return of the Company (compounded annually), relative to that of its Peers (weighted at twenty-five percent (25%) of the Total Target Number of Shares of Stock) (each a “metric” and collectively the “metrics”). The actual amount of such payment will be determined by multiplying the Total Target Number of Shares of Stock by the applicable Target Share Award Multiplier determined as described in this Section 2. The Target Share Award Multiplier for each metric will be determined based on the level of the Company’s performance during the Performance Cycle relative to that metric as set forth in the applicable table. With respect to ROIC and CFCF, if the Company’s actual performance during the Performance Cycle is between the Threshold (No Award) and Target levels, or between the Target and Maximum levels, the Target Share Award Multiplier shall be determined by interpolating between the two points on a straight-line basis. The precise extent to which the Company will have satisfied the metrics, and any shares of Stock will have been earned, will be determined by the Management Development and Compensation Committee of the Company’s Board (the “Committee”) as soon as practicable following the close of the Performance Cycle and, to the extent reasonably practicable, will be calculated without regard to any change in applicable accounting standards or tax statutes after the grant of this Award.

	Average 3-Year Return on Invested Capital (ROIC)	Target Share Award Multiplier
Maximum
Target
No Award

	Cumulative 3-Year Free Cash Flow from Continuing Operations (CFCF) (in millions)	Target Share Award Multiplier
Maximum
Target
No Award

Total Shareholder Return
	Rank vs. Peers	Target Share Award Multiplier
Maximum

Target

No Award

“Return on Invested Capital” or “ROIC” is defined as income from continuing operations plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) less after-tax FAS/CAS pension and post-retirement benefits expense/income, and excluding changes for pension and post-retirement benefits-related items, debt repurchases, the tax impact of the difference between the grant date fair value and the settlement date fair value of equity awards, and other similar non-operational items, divided by average* invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in Discontinued Operations, and adding back the liability for defined benefit pension and other post retirement benefit plans, net of tax, and excluding the impact of changes to invested capital from pension and post-retirement benefits-related items and other similar non-operational items.

* Average invested capital is calculated based on the Company’s invested capital using two points for each year during the Performance Cycle. Examples: average of invested capital on 12/31/[__] and 12/31/[__]; average of invested capital on 12/31/[__] and 12/31/[__]; average of invested capital on 12/31/[__] and 12/31/[__].

“Cumulative Free Cash Flow from Continuing Operations” or “CFCF” is defined as operating cash flow from continuing operations less capital spending and internal use software spending over the three-year Performance Cycle, excluding the impact of changes to cash flow from pension and post-retirement benefits-related items, the tax impact of the difference between the grant date fair value and the settlement date fair value of equity awards, and other similar non-operational items.

The Company’s ROIC and CFCF performance will be calculated to the extent reasonably possible, to exclude the impact of any mergers, acquisitions, dispositions or other similar corporate events involving the Company during the Performance Cycle.

“Total Shareholder Return” is defined as the total return of a stock to an investor (capital gain plus dividends). TSR is calculated using 30 trading day average stock prices at the beginning of the Performance Cycle and following the end of the cycle.

“Peers” is defined as The Boeing Company, General Dynamics Corporation, Harris Corporation, Honeywell International Inc., L-3 Technologies Inc., Lockheed Martin Corporation, Northrop Grumman Corporation, Textron Inc., and United Technologies Corporation.

3. Effect of Termination of Employment, Etc.
You must remain an employee until the end of the Performance Cycle in order to be entitled to any payment pursuant to this Award, except as provided in Section 4 below and except as follows. Subject to Section 4, if your employment with the Company ends during the Performance Cycle on account of your Retirement, as that term is defined in the Plan, or because you become disabled or die, then after the end of the Performance Cycle, you (or in the event of your death, your estate) will be entitled to a pro rata portion of the number of shares of Stock you would have received, if any, had you remained employed until the end of the Performance Cycle. The pro rata portion will be based on the number of full months in the Performance Cycle during which you were employed as compared to the total number of months in the Performance Cycle.

4. Effect of Change in Control
If a Change in Control, as defined in the Plan, should occur during the Performance Cycle, then the number of shares of Stock you will be entitled to receive will be determined as of the effective date of the Change in Control and such shares (or other consideration payable in connection with the assumption, continuation or substitution of the Award) shall become payable as set forth below.
A.    Award Assumed, Continued or Substituted. If this Award is assumed, continued or substituted in connection with the Change in Control, then (i) if you remain an employee through the completion of the Performance Cycle, you will be paid the shares issuable under this Award (as determined pursuant to Section 4D) or other consideration payable in connection with such assumption, continuation or substitution promptly following the end of the Performance Cycle but no later than March 15 after the end of the Performance Cycle; or (ii) in the event of your Involuntary Termination within twenty-four (24) months following the Change in Control, the shares issuable under this Award (as determined pursuant to Section 4D) or other consideration payable in connection with such assumption, continuation or substitution shall be issued immediately upon such Involuntary Termination or as soon as practicable thereafter, but in no event more than thirty (30) days after such Involuntary Termination. If your employment terminates prior to the completion of the Performance Cycle for any reason other than an Involuntary Termination or as otherwise provided in Section 4C, the Award shall be immediately cancelled upon such termination and you shall thereupon cease to have any right or entitlement to receive any shares or other consideration under the Award.
B.    Award not Assumed, Continued or Substituted. If this Award is not assumed, continued or substituted in connection with the Change in Control, then the shares issuable under this Award (as determined pursuant to Section 4D) shall be issued on the effective date of the Change in Control (or as soon as administratively practicable thereafter, but no later than thirty (30) days following the effective date of the Change in Control) provided that the Award is not deemed to constitute nonqualified deferred compensation under Code Section 409A.
C.     Retirement, Death or Disability. If the Change in Control occurs after your employment with the Company ends on account of your Retirement or because you become disabled or die, then you (or in the event of your death, your estate) will be entitled to a pro rata portion of the number of shares of Stock as determined pursuant to Section 4D and such shares shall be issued to you on the effective date of the Change in Control or as soon as administratively practicable thereafter, but no later than thirty (30) days following the effective date of the Change in Control, to the extent permitted under Code Section 409A, otherwise such shares shall be issued to you on the regularly scheduled issuance date. If your employment with the Company ends on account of your Retirement or because you become disabled or die after the Change in Control occurs, then you (or in the event of your death, your estate) will be entitled to a pro rata portion of the number of shares of Stock as determined pursuant to Section 4D or other consideration payable in connection with an assumption, continuation or substitution of the Award and such shares or other consideration shall be issued upon termination of your employment, to the extent permitted under Code Section 409A, otherwise such shares shall be issued to you on the regularly scheduled issuance date. In each case, the pro rata portion will be based on the number of full months in the Performance Cycle during which you were employed as compared to the total number of months in the Performance Cycle.
D.    Number of Shares of Stock. In the event the Change in Control occurs within the first calendar year of the Performance Cycle and you remain an employee through the effective date of the Change in Control, you will be entitled to receive 100% of the Total Target Number of Shares of Stock covered by this Award (as adjusted for any assumption continuation, or substitution of the Award), without regard to the extent to which the performance conditions of Section 2 above have been satisfied. In the event the Change in Control occurs on or after completion of the first calendar year of the Performance Cycle and you remain an employee through the effective date of the Change in Control, you will be entitled to receive a number of shares of Stock (as adjusted for any assumption, continuation or substitution of the Award) equal to the sum of (i) the number of shares of Stock determined by the Committee based on the Company’s relative Total Shareholder Return performance over an abbreviated Performance Cycle ending with the last business day immediately preceding the effective date of the Change in Control, and (ii) the number of shares of Stock determined by the Committee based on (a) the Company’s actual Return on Invested Capital and Cumulative Free Cash Flow performance for all completed calendar years of the Performance Cycle and (b) assumed Company performance of Return on Invested Capital and Cumulative Free Cash Flow at the Target level for each remaining calendar year of the Performance Cycle.
5. Payment
A.    Settlement of Award. Except as otherwise provided in Sections 3 and 4 above, the actual number of shares (or amount of cash in lieu of shares) that you receive at the end of the Performance Cycle will be determined based upon the degree to which each metric is attained. You will be entitled to receive 100% of your Total Target Number of Shares of Stock if Target performance is achieved in all three metrics. If performance falls below the Threshold for a metric, no shares of Stock or cash will be awarded for that metric. When performance for a metric is at or above Threshold performance, shares of Stock or cash will be paid out based upon the applicable Target Share Award Multiplier determined as indicated in Section 2 above, up to a maximum of two times the Target performance level. Accordingly, depending upon the level of attainment of each metric, the maximum number of shares of Stock that could be issued in settlement of your Award is two times your Total Target Number of Shares of Stock. The total actual number of shares that you receive under this Award, including shares attributable to dividend equivalent amounts, will be rounded up to the nearest whole share.

B.    Timing.  Promptly following determination of the number of shares of Stock you have earned under this Award but no later than March 15 after the end of the Performance Cycle, such number, if any, will be paid to you together with a dividend equivalent amount of shares calculated in accordance with Section 5C below.

C.    Dividend Equivalents.   For each dividend declared by the Company’s Board of Directors (the “Board”) during the period beginning on the date of grant of this Award and ending at the end of the Performance Cycle, whether in cash or stock, if any (a “LTPP Dividend”), a dividend equivalent amount will be calculated assuming that the shares of Stock to which you ultimately become entitled under this Award (including shares attributable to dividend equivalent amounts from prior LTPP Dividends, if any) were entitled to such LTPP Dividend and that the dividend equivalent amount had been reinvested in additional shares of Stock as of the payment date of such LTPP Dividend. You will not be entitled to any dividend equivalent amount on shares of Stock covered by this Award which are not ultimately earned.

D.    Form of Payment.  The Committee in its discretion may settle Awards, including any dividend equivalent amounts, in shares of Stock or cash, or a combination thereof. Cash payments, if any, shall be calculated based upon the fair market value of a share of Stock on the date on which the Committee determines the extent to which the Company has satisfied the metrics and the number of shares of Stock to be issued in settlement of the Award.

E.    Taxes. Taxes may be assessed and/or withheld as required by law at applicable United States federal, state and/or other tax rates (under the laws of the jurisdictions in which you reside or that may otherwise be applicable to you) with respect to units, issuance of Stock and/or cash. Notwithstanding anything in this Agreement to the contrary, any payment described in this Agreement shall be reduced by a number of shares of Stock, or cash amount to the extent settlement is made in cash, necessary to satisfy tax withholding obligations.

6. Post-Employment Conduct
Except where prohibited by law, by accepting this Award, you agree to the Post-Employment Conduct restrictions contained in Exhibit A to this Award Agreement.

7. Other Provisions
A.    Future Adjustments. In the event of any merger, acquisition, disposition or other corporate event affecting the Company or any peer company during the Performance Cycle, the Committee may make such adjustments to the peer group of companies, the total return calculations of the affected companies, and the metrics set forth in Section 2 as it may determine would most nearly carry out the original purposes and intent of this Award.

B.    No Guaranty of Future Awards.  This Award in no way guarantees you the right to or expectation that you may receive similar awards with respect to any other similar performance cycle or period which the Committee may, in its discretion, establish and as to which the Committee may elect to grant awards under the Plan.

C.    No Rights as Shareholder.  You will not be considered a shareholder of the Company with respect to the shares of Stock covered by this Award or any dividend equivalent amount of shares unless and until shares of Stock are issued to you in settlement of this Award.

D.    No Rights to Continued Employment. This Award shall not be deemed to create a contract or other promise of continued employment with the Company or an Affiliate and shall not in any way prohibit or restrict the ability of the Company or an Affiliate to terminate your employment at any time for any reason.

E.    Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with the requirements of Code Section 409A and the regulations thereunder. Notwithstanding anything in this Agreement to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan to which Code Section 409A applies, (1) the administration of this Award (including time and manner of payments under it) shall comply with Code Section 409A, (2) any shares or other amounts payable under this Agreement on a termination of your employment may only be paid on a separation from service (as such term is defined under Code Section 409A and regulations thereunder) (“Separation from Service”), (3) each payment of compensation under this Agreement shall be treated as a separate payment, (4) in no event may you, directly or indirectly, designate the calendar year of a payment, and (5) no shares or other amounts which become issuable or distributable under this Agreement upon your Separation from Service shall actually be issued or distributed to you prior to the earlier of (i) the first (1st) day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of your death, if you are is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Committee, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred shares or other distributable amount shall be issued or distributed in a lump sum on the first (1st) day of the seventh (7th) month following the date of your Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of your death.

F.Clawback. If you are an elected officer, in addition to any other remedies available to the Company (but subject to applicable law), if the Board determines that it is appropriate, the Company may recover (in whole or in part) any payment made pursuant to this Award where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines that you engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for the restatement; and (3) a lower payment would have been made to you pursuant to the Award based upon the restated financial results. In any such instance, the Company will, to the extent practicable, seek to recover from you the amount by which the payment pursuant to the Award for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

G.Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

H.Notices. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, Attention: Vice President, Human Resources and Global Security, and to you at your address as shown on the Company’s payroll records.

Your acceptance of this Award constitutes your agreement to the terms of this Performance Stock Unit Award Agreement with respect to the [Year] - [Year] Long-Term Performance Plan.

RAYTHEON COMPANY

By: ________________________
Name:
Title:

ACKNOWLEDGED AND AGREED:

________________________
[Name]

Exhibit A
Post-Employment Conduct
The Post Employment Conduct Restrictions (the “Restrictions”) attached as Exhibit A to the Performance Stock Unit Award Agreement (the “Award Agreement”) with an Award Date of [Date] are agreed to in consideration of, among other things, the grant of restricted stock units to Name (“you”), under the Award Agreement pursuant to the Raytheon 2019 Stock Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Award Agreement or the Plan. The following terms as used herein shall mean:
Authorized Company Representative means, for a Participant who was an elected officer of the Company as of the Award Date, the Company’s Chief Executive Officer, and for any other Participant, the Company’s Vice President of Human Resources and Global Security, in each case acting upon the advice and recommendation of the Company’s General Counsel;
Restricted Activity means any activity (A) in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, consultant, agent or director or any other similar capacity that, in any such case, involves or relates to products, services or solutions of a Restricted Business that, directly or indirectly, compete with those of the Company; or (B) that may require or involve disclosure of trade secrets, proprietary or confidential information; and
Restricted Business means any business enterprise that operates in one or more of the same markets as the Company including, but not limited to, the following companies: BAE Systems Inc., The Boeing Company, Airbus Group SE, General Dynamics Corporation, Harris Corporation, Honeywell International Inc., L3 Technologies, Inc., Lockheed Martin Corporation, MBDA Incorporated, Northrop Grumman Corporation, Collins Aerospace, SAIC, Thales, United Technologies Corporation.
By accepting the Award, you agree as follows:
1. Consideration and Acknowledgement. You acknowledge and agree that the benefits and compensation opportunities being made available to you under the Award Agreement are in addition to the benefits and compensation opportunities that otherwise are or would be available to you in connection with your employment by the Company or an Affiliate and that the payment to you of the pro rata portion of the shares of Stock after the end of the Performance Cycle under Section 3 of the Award Agreement (the “Payment”) is expressly made contingent upon your agreements with the Company set forth in these Restrictions. You acknowledge that the scope and duration of the Restrictions are necessary to be effective and are fair and reasonable in light of the value of the benefits and compensation opportunities being made available to you under the Award Agreement. You further acknowledge and agree that as a result of the positions you hold with the Company and the access to and extensive knowledge of the Company’s confidential or proprietary information, employees, suppliers and customers, the Restrictions are reasonably required for the protection of the Company’s legitimate business interests. In addition, nothing herein is intended to limit or restrict your ability to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).
2. Restrictions.
(a)    Covenant Not To Compete - Without the prior written consent of an Authorized Company Representative, you agree that during the period between the termination of your employment with the Company on account of your Retirement and the end of the Performance Cycle (the “Restriction Period”) you will not engage in any Restricted Activity for any: (i) Restricted Business; (ii) entity directly or indirectly controlling, controlled by, or under common control with a Restricted Business; and (iii) successor to all or part of the business of any Restricted Business as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction.
(b)    Non-Solicit - Without the prior written consent of an Authorized Company Representative, you agree that during the Restriction Period following cessation of employment you will not (i) interfere with any contractual relationship between the Company or an Affiliate and any customer of, supplier or distributor to, or manufacturer for the Company or an Affiliate to the detriment of the Company or an Affiliate or (ii) induce or attempt to induce any person who is an employee of the Company or an Affiliate to perform work or services for any entity other than the Company or an Affiliate.
(c)    Protection of Confidential and Proprietary Information - You agree to keep all confidential and proprietary information of the Company and its Affiliates, including joint venture partners, strictly confidential except to the extent disclosure is required by law or court order, and except to the extent that such confidential and proprietary information has become public through no fault of your own.
(d)    Cooperation in Litigation and Investigations - Following the date on which you cease to be an employee of the Company or an Affiliate, you agree, to the extent reasonably requested, to cooperate with the Company in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Company or Affiliates is a party or is required or requested to provide testimony and regarding which, as a result of your employment with the Company or an Affiliate, you reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of these Restrictions, nothing in these Restrictions shall affect your obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

3. Annual Validation of Compliance. You acknowledge and agree that you shall confirm in writing to the Company, annually between January 1 and January 31, your compliance with the restrictions set forth in Section 2 hereof. Failure to provide such annual written confirmation may result in the forfeiture of the Payment.

4. Result of Breach of Section 2 or Section 3. In the event that you breach any of the covenants or agreements in Section 2 or Section 3 hereof, all of your remaining rights, title or interest in the Payment, the Award and any dividend equivalents with respect thereto, shall cease.

5. Invalidity; Unenforceability. It is the desire and intent of the parties that the provisions of these Restrictions shall be enforced to the fullest extent permissible. Accordingly, if any particular provision of these Restrictions is adjudicated to be invalid or unenforceable, the Award Agreement shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.
These Restrictions are effective as of the acceptance by you of the Award of Units under this Award Agreement.